Exhibit 99.1

Yahoo Reports Second Quarter 2016 Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--July 18, 2016--Yahoo! Inc. (NASDAQ: YHOO) today reported results for the quarter ended June 30, 2016.

“With the lowest cost structure and headcount in a decade, we continue to make solid progress against our 2016 plan.  Through disciplined expense management and focused execution, we delivered Q2 results that met guidance across the board and in some areas exceeded it,” said Marissa Mayer, CEO of Yahoo.  “In addition to our efforts to improve the operating business, our board has made great progress on strategic alternatives.  We are relentlessly focused on delivering shareholder value.”

	Q2 2015	Q2 2016
GAAP revenue	$1,243 million	$1,308 million
Cost of revenue -TAC	$200 million	$466 million
Goodwill and intangibles impairment*	$ - million	$482 million
Loss from operations	$(45) million	$(490) million
Non-GAAP income from operations	$108 million	$39 million
Net loss	$(22) million	$(440) million
Adjusted EBITDA	$262 million	$172 million
GAAP net loss per diluted share	$(0.02)	$(0.46)
Non-GAAP net earnings per diluted share	$0.16	$0.09

* See further discussion related to goodwill and intangibles impairment below

Our second quarter GAAP revenue and Cost of revenue – TAC were impacted by a required change in revenue presentation related to the Eleventh Amendment to the Microsoft Search Agreement (“Change in Revenue Presentation,” as discussed below). Specifically, $252 million of GAAP revenue and Cost of revenue – TAC for the second quarter of 2016 was due to the Change in Revenue Presentation. Excluding the impact of this change, GAAP revenue would have been $1,055 million, a 15 percent decline from the second quarter of 2015, and Cost of revenue – TAC would have been $214 million, a 7 percent increase from the second quarter of 2015.

Business Highlights:

Platforms

  Kept Yahoo Mail one of the highest rated mail apps in both the App Store and Google Play, with major updates for iOS and Android versions, including an unsend feature, contact improvements, and a document preview feature.
  Introduced support for Live Video on Tumblr with YouNow, YouTube, Kanvas and Upclose so that Tumblr can serve as a premier publishing and discovery platform to broadcast, watch and share live videos no matter where they’re created.

Verticals

  Launched updates to Yahoo News, Sports, and Finance on desktop along with new updated Sports and Finance apps for a cleaner, faster more personalized experience.
  Hosted the first-ever live streams of Berkshire Hathaway’s annual shareholders meeting, which had more than 1.8 million views across devices in both English and Mandarin, and Adrian Wojnarowski’s coverage of the NBA Draft, which attracted approximately 3.7 million total views, with an average watch time of 34 minutes per user.

Advertising

  At our NewFront event, announced new video programming along with opportunities for our advertisers, and expanded open viewability measurement to include Yahoo Gemini native video in partnership with Moat, giving marketers more ways to measure their Yahoo Gemini native video campaigns.
  Launched a new content marketing offering, Yahoo Storytellers, and a new mobile offering, Yahoo Tiles, for advertisers.

Non-Core Assets

  Generated additional value for shareholders through the sale of Santa Clara real estate which generated $246 million in net cash proceeds.
  Established Excalibur LLC to explore the divestiture of more than 4,000 non-strategic patents and pending applications.

Second Quarter 2016 Financial Highlights

Mavens Revenue*:

	Q2 2015	Q2 2016
Mavens revenue	$ 401 million	$ 504 million
Non-Mavens revenue	723 million	749 million
Total traffic-driven revenue	$1,124 million	$1,253 million
Non-traffic-driven revenue	119 million	55 million
GAAP revenue	$1,243 million	$1,308 million

* The Change in Revenue Presentation contributed $119 million to Mavens revenue, $133 million to Non-Mavens revenue and $252 million to traffic-driven revenue in the second quarter of 2016

Mavens revenue represented 36 percent and 40 percent of traffic-driven revenue in the second quarter of 2015 and 2016, respectively. Excluding the impact of the Change in Revenue Presentation, Mavens revenue would have been $385 million and represented 38 percent of traffic-driven revenue in the second quarter of 2016.

Mobile Revenue*:

	Q2 2015	Q2 2016
Mobile revenue	$ 252 million	$ 378 million
Desktop revenue	872 million	875 million
Total traffic-driven revenue	$1,124 million	$1,253 million
Non-traffic-driven revenue	119 million	55 million
GAAP revenue	$1,243 million	$1,308 million

* The Change in Revenue Presentation contributed $119 million to mobile revenue, $133 million to desktop revenue and $252 million to traffic-driven revenue in the second quarter of 2016

GAAP mobile revenue for the second quarter of 2015 and 2016 was $252 million and $378 million, respectively.

Mobile revenue represented 22 percent and 30 percent of traffic-driven revenue in the second quarter of 2015 and 2016, respectively. Excluding the impact of the Change in Revenue Presentation, mobile revenue would have been $259 million and represented 26 percent of traffic-driven revenue in the second quarter of 2016.

Gross mobile revenue for the second quarter of 2015 and 2016 was $415 million and $414 million, respectively. The Change in Revenue Presentation did not impact gross mobile revenue in the second quarter of 2016.

Search Revenue:

  GAAP search revenue was $711 million for the second quarter of 2016 compared to $528 million for the second quarter of 2015. Excluding the impact of the Change in Revenue Presentation, which contributed $252 million to search revenue in the second quarter of 2016, search revenue decreased by 13 percent compared to the second quarter of 2015.
  Gross search revenue was $765 million for the second quarter of 2016, a decrease of 17 percent compared to the second quarter of 2015. The Change in Revenue Presentation did not impact gross search revenue in the second quarter of 2016.
  Cost of revenue - TAC paid to search Affiliates was $392 million for the second quarter of 2016, a 270 percent increase compared to the second quarter of 2015. Excluding the impact of the Change in Revenue Presentation, which contributed $252 million to Cost of revenue - TAC in the second quarter of 2016, Cost of revenue – TAC paid to search Affiliates increased by 32 percent compared to the second quarter of 2015.
  The number of Paid Clicks decreased 24 percent compared to the second quarter of 2015.
  Price-per-Click increased 8 percent compared to the second quarter of 2015.

Display Revenue:

  GAAP display revenue was $470 million for the second quarter of 2016, a 7 percent decrease compared to the second quarter of 2015.
  Cost of revenue - TAC paid to display Affiliates was $74 million for the second quarter of 2016, a 21 percent decrease compared to the second quarter of 2015.
  The number of Ads Sold increased 9 percent compared to the second quarter of 2015.
  Price-per-Ad decreased 15 percent compared to the second quarter of 2015.

Goodwill and Intangibles Impairment:

During the second quarter of 2016, we determined that there were indicators present to suggest that it is more likely than not that the fair value of the Tumblr reporting unit is less than its carrying amount. We recorded a non-cash goodwill impairment charge of $395 million and a non-cash intangibles impairment charge of $87 million related to our Tumblr reporting unit. The goodwill and intangibles impairment charges resulted from a combination of factors, including decreases in our projected Tumblr operating results and estimated future cash flows.

Cash, Cash Equivalents, and Marketable Securities:

  Cash, cash equivalents, and marketable securities were $7,665 million as of June 30, 2016 compared to $6,833 million as of December 31, 2015, an increase of $832 million. The increase is primarily attributable to $776 million of cash from operating activities, which includes $157 million in cash dividends received from an equity investee and a cash tax refund of $190 million received during the first quarter of 2016. The Company also received net cash proceeds of $246 million from the sale of land in Santa Clara and incurred capital expenditures of $152 million.

"I'm pleased that we crossed the first half of the year showing progress on our 2016 plan and the guidance we provided. By continuing to focus on revenue, both GAAP and ex-TAC, and excellent expenditure management of cost and capital, we reported increased cash flow and a strong balance sheet through the second quarter as exemplified by our cash and marketable securities of nearly $7.7 billion," said Ken Goldman, CFO of Yahoo.

Change in Revenue Presentation:

Pursuant to the Eleventh Amendment to the Microsoft Search Agreement, the Company completed the transition of its exclusive sales responsibilities to Microsoft for Microsoft’s paid search services to premium advertisers in the United States, Canada, and Europe on April 1, 2016 and in its remaining markets (other than Taiwan and Hong Kong) on June 1, 2016. Following the transition in each respective market, Yahoo is considered the principal in the sale of traffic to Microsoft and other customers because Yahoo is the primary obligor in its arrangements with Microsoft and has discretion in how search queries from Affiliate sites will be fulfilled and monetized. As a result, amounts paid to Affiliates under the Microsoft Search Agreement in the transitioned markets are recorded as Cost of revenue - TAC rather than as a reduction to GAAP revenue, resulting in GAAP revenue from the Microsoft Search Agreement being reported on a gross rather than net basis. Taiwan and Hong Kong will not be transitioned, and TAC in those markets will continue to be reported as a reduction to revenue.

Live Stream:

Yahoo will live stream a video broadcast of the Company's second quarter 2016 financial results at 2:30 p.m. Pacific Time/5:30 p.m. Eastern Time today. The live stream will be broadcast from Yahoo’s Sunnyvale studio and will be available exclusively on Yahoo Finance at finance.yahoo.com. The Company will provide its business outlook for the third quarter and full year of 2016 during the presentation. Supplemental financial information can be accessed through the Company’s Investor Relations website at investor.yahoo.net. The video will be archived after the event at investor.yahoo.net and will be available for 90 days following the broadcast.

Non-GAAP Financial Measures:

This press release includes adjusted GAAP revenue and cost of revenue - TAC amounts that exclude the effect of the Change in Revenue Presentation during the second quarter of 2016. We believe providing this additional information to investors is useful because it provides investors with comparable revenue and cost of revenue -TAC measures for comparison to our historical reported financial information.

This press release and its attachments also include the following additional financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): gross mobile revenue; gross search revenue; revenue ex-TAC; adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per share - diluted; and free cash flow.

Gross mobile revenue is GAAP mobile revenue plus the related revenue share with third parties. Gross search revenue is GAAP search revenue plus the related revenue share with third parties. Revenue ex-TAC is GAAP revenue less cost of revenue - TAC. Adjusted EBITDA, non-GAAP income from operations, non-GAAP net earnings and non-GAAP net earnings per share - diluted, exclude from the most comparable GAAP financial measures certain gains, losses, and expenses that we do not believe are indicative of ongoing results, and exclude stock-based compensation expense. Adjusted EBITDA also excludes taxes, depreciation, amortization of intangible assets, other (expense) income, net (which includes interest, among other items), earnings in equity interests, and net income attributable to noncontrolling interests. Free cash flow is GAAP net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net (i.e., acquisition of property and equipment less proceeds received from disposition of property and equipment) and dividends received from equity investees.

These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Supplemental Financial Data and GAAP to Non-GAAP Reconciliations,” “Supplemental Financial Data and GAAP to Non-GAAP Reconciliations,” and “GAAP to Non-GAAP Reconciliations.”

About Yahoo:

Yahoo is a guide to digital information discovery, focused on informing, connecting, and entertaining users through its search, communications, and digital content products. By creating highly personalized experiences, Yahoo helps users discover the information that matters most to them around the world –– on mobile or desktop. Yahoo creates value for advertisers with a streamlined, simple advertising technology stack that leverages Yahoo’s data, content, and technology to connect advertisers with their target audiences. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company's blog (yahoo.tumblr.com).

“Ads Sold” consist of display ad impressions for paying advertisers on Yahoo Properties and Affiliate sites.

“Affiliates” are third-party entities that have integrated Yahoo’s advertising offerings into their websites or other offerings (those websites and other offerings, “Affiliate sites”).

“Alibaba Group” means Alibaba Group Holding Limited. In September 2014, Alibaba Group completed its initial public offering of American Depositary Shares (“ADS”), in which Yahoo was a selling shareholder.

“Desktop computer” means a desktop or laptop computer, and “desktop revenue” is revenue generated from search and display ads served on Desktop computers and also includes leads, listings and fees revenue and ecommerce revenue allocated to user activity on Desktop computers.

“Gross mobile revenue,” a non-GAAP measure, is GAAP mobile revenue plus the related revenue share with third parties.

“Gross search revenue,” a non-GAAP measure, is GAAP search revenue plus the related revenue share with third parties.

“Mavens revenue” is revenue generated from, without duplication: (i) mobile (as defined below), (ii) video ads and video ad packages, (iii) native ads, and (iv) Tumblr and Polyvore ads and fees.

“Microsoft Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo and Microsoft Corporation, as amended.

“Mobile revenue” is revenue generated in connection with user activity on mobile devices, including smartphones and tablets, regardless of whether the device is accessing a mobile-optimized service. Mobile revenue is generated primarily from search and display ads. Mobile revenue also includes leads, listings and fees revenue and ecommerce revenue allocated to user activity on mobile devices.

“Native revenue” is revenue generated from native ads (search and display) on Yahoo Properties as well as third-party partner publisher sites and mobile apps. Native ads are visually rich, are positioned as a seamless part of the users' experience, and come in a variety of formats, like text, image, and video. Yahoo offers native ads through Yahoo Gemini and the BrightRoll Demand-Side Platform (DSP).

“Net earnings” means net income (loss) attributable to Yahoo! Inc., and “net earnings per diluted share” means net income (loss) attributable to Yahoo! Inc. common stockholders per share – diluted.

“Non-Mavens revenue” is revenue generated from search ads and traditional (i.e., non-native, non-video, non-Tumblr, non-Polyvore) display ads served on Desktop computers and also includes leads, listings and fees revenue and ecommerce revenue allocated to user activity on Desktop computers.

“Non-traffic-driven revenue” is revenue not arising from user activity on Yahoo Properties or Affiliate sites, and includes royalty revenue, license fee revenue, amortization under the technology and intellectual property license agreement with Alibaba Group through the third quarter of 2015, and all other revenue that is not traffic-driven.

“Paid Clicks” are clicks by end-users on sponsored search listings (excluding native ads) on Yahoo Properties and Affiliate sites.

“Price-per-Ad” is defined as display revenue divided by our total number of Ads Sold.

“Price-per-Click” is defined as Search click-driven revenue divided by our total number of Paid Clicks.

“Search click-driven revenue” is gross search revenue excluding search revenue from Yahoo Japan.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo Properties.

“Yahoo,” “Company,” and “we” refer to Yahoo! Inc. and its consolidated subsidiaries.

“Yahoo Properties” refers to the online properties and services that Yahoo provides to users.

We periodically review, refine and update our methodologies for monitoring, gathering, and counting number of Ads Sold and Paid Clicks, and for calculating Search click-driven revenue, Price-per-Ad, and Price-per-Click. Methodology changes are applied consistently to all periods presented. No changes were made in the currently reported period.

Additional information about how “Ads Sold,” “Paid Clicks,” “Price-per-Ad,” “Price-per-Click,” and “Search click-driven revenue” are defined and calculated is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the SEC and available on the SEC's website at www.sec.gov.

This press release contains forward-looking statements concerning Yahoo's expected financial performance and Yahoo's strategic and operational plans (including, without limitation, the quotations from management) and their projected impact, as well as, Yahoo's review of strategic alternatives. Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, risks related to Yahoo’s ability to continue to attract and maintain mobile users and grow its mobile revenue; risks related to Yahoo’s ability to continue to grow Mavens revenue; risks related to Yahoo’s ability to grow users, user engagement and pageviews; risks related to growing advertiser engagement; risk of potential reduction in spending by, or loss of, advertising customers; risks associated with the Microsoft Search Agreement and the Services Agreement with Google Inc.; risks related to Yahoo’s ability to provide innovative search experiences and other products and services that differentiate its services and generate significant traffic; risks associated with Yahoo’s ability to manage its operating expenses effectively and improve profitability; risks related to acceptance by users of new products and services; risks related to Yahoo’s ability to compete with new or existing competitors; dependence on third parties for technology, services, content, and distribution; risks related to acquiring or developing compelling content; security breaches; interruptions or delays in the provision of Yahoo’s services; adverse results in litigation; risks related to Yahoo’s ability to recruit and retain key personnel; risks related to possible impairment of goodwill or other assets; risks related to Yahoo’s ability to protect its intellectual property and the value of its brands; risks related to fluctuations in foreign currency exchange rates; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo’s regulatory environment; risks related to Yahoo's international operations; risks related to the calculation of our key operational metrics; and general economic conditions. With respect to Yahoo’s exploration of strategic alternatives, there is no assurance any transaction will be consummated, and the process of exploring strategic alternatives will involve the dedication of significant resources and the incurrence of significant costs and expenses. All information set forth in this press release and its attachments is as of July 18, 2016. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which will be filed with the SEC in the third quarter of 2016.

Yahoo!, the Yahoo family of marks, and the associated logos are trademarks and/or registered trademarks of Yahoo! Inc. Tumblr is a registered trademark of Tumblr, Inc. Other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	June 30,
	2015	2016

ASSETS
Current assets:
Cash and cash equivalents	$1,631,911	$1,325,404
Short-term marketable securities	4,225,112	5,055,683
Accounts receivable, net	1,047,504	991,185
Prepaid expenses and other current assets	602,792	224,729
Total current assets	7,507,319	7,597,001

Long-term marketable securities	975,961	1,284,026
Property and equipment, net	1,547,323	1,326,242
Goodwill	808,114	431,366
Intangible assets, net	347,269	202,116
Other long-term assets and investments	342,390	245,123
Investments in Alibaba Group	31,172,361	30,504,958
Investments in equity interests	2,503,229	2,623,463

Total assets	$45,203,966	$44,214,295

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$208,691	$171,621
Other accrued expenses and current liabilities	934,658	982,860
Deferred revenue	134,031	122,026
Total current liabilities	1,277,380	1,276,507

Convertible notes	1,233,485	1,266,279
Long-term deferred revenue	27,801	33,557
Other long-term liabilities	118,689	125,826
Deferred tax liabilities related to investment in Alibaba Group	12,611,867	12,339,927
Deferred and other long-term tax liabilities	855,324	775,895
Total liabilities	16,124,546	15,817,991

Total Yahoo! Inc. stockholders' equity	29,043,537	28,363,894
Noncontrolling interests	35,883	32,410
Total equity	29,079,420	28,396,304

Total liabilities and equity	$45,203,966	$44,214,295

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016

Revenue (3)	$1,243,265	$1,307,637	$2,469,235	$2,394,789

Operating expenses:
Cost of revenue - traffic acquisition costs (3)	200,230	466,486	383,369	694,249
Cost of revenue - other	295,932	268,483	581,195	551,070
Sales and marketing	274,304	226,024	549,661	462,057
Product development	306,428	280,035	633,175	558,064
General and administrative	180,595	158,355	354,108	313,806
Amortization of intangibles	19,982	16,369	40,055	35,142
Goodwill impairment charge	-	394,901	-	394,901
Intangibles impairment charge	-	87,335	-	87,335
Gain on sale of patents and land	(9,100)	(120,059)	(11,100)	(121,559)
Restructuring charges, net	19,688	19,384	70,920	76,614
Total operating expenses	1,288,059	1,797,313	2,601,383	3,051,679

Loss from operations	(44,794)	(489,676)	(132,148)	(656,890)

Other (expense) income, net	(11,741)	15,062	(42,804)	(32,354)

Loss before income taxes and earnings in equity interests	(56,535)	(474,614)	(174,952)	(689,244)

(Provision) benefit for income taxes	(58,495)	(15,543)	(17,595)	19,223
Earnings in equity interests	95,841	51,777	195,531	133,351

Net (loss) income	(19,189)	(438,380)	2,984	(536,670)

Less: Net income attributable to noncontrolling interests	(2,365)	(1,533)	(3,340)	(2,475)

Net loss attributable to Yahoo! Inc.	$(21,554)	$(439,913)	$(356)	$(539,145)

Net loss attributable to Yahoo! Inc. common stockholders per share - diluted	$(0.02)	$(0.46)	$(0.00)	$(0.57)

Shares used in per share calculation - diluted	937,569	948,432	936,159	947,076

Stock-based compensation expense by function:
Cost of revenue - other	$7,200	$7,910	$13,209	$16,436
Sales and marketing	39,978	38,944	78,099	71,831
Product development	50,762	58,474	98,983	106,462
General and administrative	27,190	26,636	50,535	45,642
Restructuring charges, net	-	-	2,705	7,374

Supplemental Financial Data:
Revenue ex-TAC	$1,043,035	$841,151	$2,085,866	$1,700,540
Adjusted EBITDA	$261,703	$172,369	$492,816	$319,441
Free cash flow(1)(2)	$(24,780)	$425,646	$(3,059,702)	$722,841

(1)	During the six months ended June 30, 2015, the Company satisfied the $3.3 billion income tax liability related to the sale of Alibaba Group ADSs in September 2014.
(2)

During the three and six months ended June 30, 2016, the Company received net cash proceeds from the sale of land of $246 million and during the six months ended June 30, 2016, the Company received a cash tax refund of $190 million associated with the Company’s claim to carry back its 2015 losses and tax attributes to earlier taxable years.

(3)

Commencing in Q2’16, TAC payments related to the Microsoft Search Agreement, which previously would have been recorded as a reduction of revenue, began to be recorded as a cost of revenue due to a required change in revenue presentation. See “Change in Revenue Presentation” in the accompanying press release.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(19,189)	$(438,380)	$2,984	$(536,670)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	119,633	105,677	236,694	213,054
Amortization of intangible assets	34,046	27,550	68,524	59,838
Accretion of convertible notes discount	15,660	16,504	31,117	32,794
Stock-based compensation expense	125,130	131,964	243,531	247,745
Non-cash goodwill impairment charge	-	394,901	-	394,901
Non-cash intangibles impairment charge	-	87,335	-	87,335
Non-cash restructuring (reversals) charges	(74)	1,014	(933)	1,376
Non-cash accretion on marketable debt securities	7,545	6,140	23,557	18,494
Foreign exchange loss (gain)	3,085	(29,909)	21,318	(36,433)
Gain on sale of assets and other	(91)	(1,641)	(28)	(1,831)
Gain on sale of patents and land	(9,100)	(120,059)	(11,100)	(121,559)
(Gain) loss on Hortonworks warrants	(5,449)	2,287	6,460	41,437
Earnings in equity interests	(95,841)	(51,777)	(195,531)	(133,351)
Tax (detriments) benefits from stock-based awards	(36,439)	624	(3,617)	1,816
Excess tax benefits from stock-based awards	35,620	(3,034)	(1,850)	(10,560)
Deferred income taxes	(30,227)	(55,749)	(13,218)	(93,543)
Dividends received from equity investee	141,670	156,968	141,670	156,968
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(57,042)	(114,478)	32,881	58,199
Prepaid expenses and other	(25,833)	110,639	(90,078)	343,422
Accounts payable	6,892	(3,948)	37,505	(1,104)
Accrued expenses and other liabilities	165,744	202,155	232,210	59,847
Income taxes payable related to sale of Alibaba Group ADSs	-	-	(3,282,293)	-
Deferred revenue	(67,788)	(14,853)	(132,790)	(6,477)
Net cash provided by (used in) operating activities	307,952	409,930	(2,652,987)	775,698

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(155,713)	(77,937)	(267,390)	(154,336)
Proceeds from sales of property and equipment	271	247,587	495	247,887
Purchases of marketable securities	(1,614,068)	(2,385,685)	(2,326,886)	(4,257,001)
Proceeds from sales of marketable securities	301,423	120,587	473,775	167,961
Proceeds from maturities of marketable securities	1,224,829	1,572,830	3,584,596	2,942,666
Acquisitions, net of cash acquired	1,782	-	(21,291)	-
Proceeds from sales of patents	-	-	20,000	1,500
Purchases of intangible assets	(3,451)	(788)	(4,611)	(1,965)
Proceeds from the settlement of derivative hedge contracts	45,140	1,787	64,767	37,815
Payments for settlement of derivative hedge contracts	(1,731)	(2,140)	(3,882)	(5,164)
Payments for equity investments in privately held companies	-	(9)	-	(9)
Other investing activities, net	(115)	(35)	(153)	(93)
Net cash (used in) provided by investing activities	(201,633)	(523,803)	1,519,420	(1,020,739)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	10,588	6,170	46,777	10,924
Repurchases of common stock	-	-	(203,771)	-
Excess tax benefits from stock-based awards	(35,620)	3,034	1,850	10,560
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(52,534)	(49,286)	(149,960)	(91,425)
Distributions to noncontrolling interests	(15,847)	(5,948)	(15,847)	(5,948)
Other financing activities, net	(4,442)	(3,930)	(9,015)	(7,567)
Net cash used in financing activities	(97,855)	(49,960)	(329,966)	(83,456)

Effect of exchange rate changes on cash and cash equivalents	5,048	9,633	(12,396)	21,990

Net change in cash and cash equivalents	13,512	(154,200)	(1,475,929)	(306,507)
Cash and cash equivalents, beginning of period	1,174,657	1,479,604	2,664,098	1,631,911

Cash and cash equivalents, end of period	$1,188,169	$1,325,404	$1,188,169	$1,325,404

Yahoo! Inc.
Note to Supplemental Financial Data and GAAP to Non-GAAP Reconciliations

This press release includes adjusted GAAP revenue and cost of revenue - TAC amounts that exclude the effect of the Change in Revenue Presentation during the second quarter of 2016. We believe providing this additional information to investors is useful because it provides investors with comparable revenue and cost of revenue - TAC measures for comparison to our historical reported financial information. See “Change in Revenue Presentation” in the accompanying press release.

This press release and its attachments also include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”); gross mobile revenue; gross search revenue; adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per diluted share; and free cash flow, which are reconciled to revenue (in the case of revenue ex-TAC, gross mobile revenue, and gross search revenue); net loss attributable to Yahoo! Inc. (in the case of adjusted EBITDA and non-GAAP net earnings); loss from operations; net loss attributable to Yahoo! Inc. common stockholders per share – diluted; and net cash provided by (used in) operating activities, which we believe are the most comparable GAAP measures. Yahoo! Inc. (together with its consolidated subsidiaries, “Yahoo,” the “Company,” or “we”) uses these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect additional ways of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, net loss attributable to Yahoo! Inc., loss from operations, net loss attributable to Yahoo! Inc. common stockholders per share – diluted, and net cash provided by (used in) operating activities calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC that has been recorded as a cost of revenue. TAC consists of payments made to Affiliates, and payments made to companies that direct consumer and business traffic to Yahoo Properties. TAC is recorded either as a reduction of revenue or as cost of revenue. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes and to provide investors with comparable revenue numbers when comparing to our historical reported financial information. A limitation of revenue ex-TAC is that it is a measure we defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to those of other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and cost of revenue—TAC.

Each of gross mobile revenue and gross search revenue is a non-GAAP financial measure. Gross mobile revenue is defined as GAAP mobile revenue plus the related revenue share with third parties. Gross search revenue is defined as GAAP search revenue plus the related revenue share with third parties. We present these amounts to provide investors with additional metrics used by the Company for evaluation and decision-making purposes and as an indicator of the size of our presence in the relevant business. To this end, gross mobile revenue and gross search revenue report the total receipts generated on Yahoo Properties and Affiliate sites by the specified relevant Yahoo business (i.e., mobile or search), before any TAC or other revenue share is paid to the Affiliates and before any revenue share is allocated to Microsoft or other parties. A limitation of these non-GAAP measures is that they include revenue that is recognized by one or more third parties and not by Yahoo; furthermore, they are measures we defined for internal and investor purposes that may be unique to us, and therefore may not enhance the comparability of our results to those of other companies in our industry who have similar business arrangements but address the impact of TAC and revenue sharing differently. Management compensates for these limitations by also relying on the comparable financial measure GAAP revenue.

Adjusted EBITDA is defined as net income (loss) attributable to Yahoo! Inc. before taxes, depreciation, amortization of intangible assets, stock-based compensation expense, other (expense) income, net (which includes interest, among other items), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results. We present adjusted EBITDA because the exclusion of certain gains, losses, and expenses facilitates comparisons of the operating performance of the Company on a period to period basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. These limitations include: adjusted EBITDA does not reflect tax payments and such payments reflect a reduction in cash available to us; adjusted EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses; adjusted EBITDA does not include stock-based compensation expense related to the Company’s workforce; adjusted EBITDA also excludes other (expense) income, net (which includes interest, among other items), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results, and these items may represent a reduction or increase in cash available to us; and adjusted EBITDA is a measure that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry. Management compensates for these limitations by also relying on the comparable GAAP financial measure of net income (loss) attributable to Yahoo! Inc., which includes taxes, depreciation, amortization, stock-based compensation expense, other (expense) income, net (which includes interest, among other items), earnings in equity interests, net income attributable to noncontrolling interests and the other gains, losses and expenses that are excluded from adjusted EBITDA.

Non-GAAP income from operations is defined as income (loss) from operations excluding certain gains, losses, and expenses that we do not believe are indicative of our ongoing operating results and further adjusted to exclude stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on income (loss) from operations. We consider non-GAAP income from operations to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods. A limitation of non-GAAP income from operations is that it does not include all items that impact our income from operations for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of income (loss) from operations which includes the gains, losses, and expenses that are excluded from non-GAAP income from operations.

Non-GAAP net earnings is defined as net income (loss) attributable to Yahoo! Inc. (which we sometimes refer to as net earnings) excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results and further adjusted to exclude stock-based compensation expense and its related tax effects. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on net income and net income per share. We consider non-GAAP net earnings and non-GAAP net earnings per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net earnings and non-GAAP net earnings per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income (loss) attributable to Yahoo! Inc. and net income (loss) attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net earnings and non-GAAP net earnings per diluted share.

Free cash flow is a non-GAAP financial measure defined as net cash provided by (used in) operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net (i.e., acquisition of property and equipment less proceeds received from disposition of property and equipment) and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting our net payments for acquisitions and dispositions of property and equipment, which cash can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Yahoo! Inc.
Supplemental Financial Data and GAAP to Non-GAAP Reconciliations
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016
Revenue for groups of similar services:
Search (3)(4)	$528,215	$711,496	$1,070,307	$1,203,377
Display (4)	503,328	469,537	970,266	932,556
Other (4)	211,722	126,604	428,662	258,856
Total revenue	$1,243,265	$1,307,637	$2,469,235	$2,394,789

Revenue excluding traffic acquisition costs recorded as cost of revenue ("revenue ex-TAC") for groups of similar services:

GAAP search revenue (3)	$528,215	$711,496	$1,070,307	$1,203,377
TAC associated with search revenue (3)	(105,876)	(392,182)	(205,885)	(536,343)
Search revenue ex-TAC	$422,339	$319,314	$864,422	$667,034

GAAP display revenue	$503,328	$469,537	$970,266	$932,556
TAC associated with display revenue	(93,682)	(73,811)	(176,116)	(156,878)
Display revenue ex-TAC	$409,646	$395,726	$794,150	$775,678

GAAP other revenue	$211,722	$126,604	$428,662	$258,856
TAC associated with GAAP other revenue	(672)	(493)	(1,368)	(1,028)
Other revenue ex-TAC	$211,050	$126,111	$427,294	$257,828

Revenue ex-TAC:
GAAP revenue (3)	$1,243,265	$1,307,637	$2,469,235	$2,394,789
TAC (3)	(200,230)	(466,486)	(383,369)	(694,249)
Revenue ex-TAC	$1,043,035	$841,151	$2,085,866	$1,700,540

Revenue ex-TAC by segment:
Americas:
GAAP revenue (3)	$992,210	$1,055,068	$1,976,931	$1,916,607
TAC (3)	(180,822)	(413,194)	(347,477)	(618,065)
Revenue ex-TAC	$811,388	$641,874	$1,629,454	$1,298,542

EMEA:
GAAP revenue (3)	$85,830	$103,134	$166,916	$180,057
TAC (3)	(12,950)	(42,330)	(24,654)	(54,839)
Revenue ex-TAC	$72,880	$60,804	$142,262	$125,218

Asia Pacific:
GAAP revenue (3)	$165,225	$149,435	$325,388	$298,125
TAC (3)	(6,458)	(10,962)	(11,238)	(21,345)
Revenue ex-TAC	$158,767	$138,473	$314,150	$276,780

Total revenue ex-TAC	$1,043,035	$841,151	$2,085,866	$1,700,540

Direct costs by segment (5):
Americas	$78,705	$65,766	$139,584	$138,274
EMEA	20,567	18,894	40,751	39,503
Asia Pacific	51,820	47,144	102,552	91,792
Global operating costs (6)	647,340	552,271	1,329,263	1,137,307
Gain on sale of patents and land	(9,100)	(120,059)	(11,100)	(121,559)
Goodwill impairment charge	-	394,901	-	394,901
Intangibles impairment charge	-	87,335	-	87,335
Restructuring charges, net	19,688	19,384	70,920	76,614
Depreciation and amortization	153,679	133,227	305,218	272,892
Stock-based compensation expense	125,130	131,964	240,826	240,371
Loss from operations	$(44,794)	$(489,676)	$(132,148)	$(656,890)

(3)

Commencing in Q2’16, TAC payments related to the Microsoft Search Agreement, which previously would have been recorded as a reduction of revenue, began to be recorded as cost of revenue - TAC due to a required change in revenue presentation. See “Change in Revenue Presentation” in the accompanying press release.

(4)	In Q1'16, we reclassified certain amounts from other revenue to either display or search revenue. Prior period amounts have been revised to conform to the current presentation.
(5)	Direct costs for each segment include certain cost of revenue-other and costs associated with the local sales teams. Prior to the second quarter of 2016, certain account management costs associated with Yahoo Properties were managed locally and included as direct costs for each segment. Prior period amounts have been revised to conform to the current presentation.
(6)

Global operating costs include product development, marketing, real estate workplace, general and administrative, account management costs, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment. Beginning in the second quarter of 2016, certain account management costs associated with Yahoo Properties are managed globally and included as global costs. Prior period amounts have been revised to conform to the current presentation.

Yahoo! Inc.
Supplemental Financial Data and GAAP to Non-GAAP Reconciliations (continued)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016
Reconciliation of net loss attributable to Yahoo! Inc. to adjusted EBITDA:
Net loss attributable to Yahoo! Inc.	$(21,554)	$(439,913)	$(356)	$(539,145)
Advisory fees	8,000	15,293	8,000	24,277
Gain on sale of land	-	(120,059)	-	(120,059)
Depreciation and amortization	153,679	133,227	305,218	272,892
Stock-based compensation expense	125,130	131,964	240,826	240,371
Goodwill impairment charge	-	394,901	-	394,901
Intangibles impairment charge	-	87,335	-	87,335
Restructuring charges, net	19,688	19,384	70,920	76,614
Other (expense) income, net	11,741	(15,062)	42,804	32,354
Provision for income taxes	58,495	15,543	17,595	(19,223)
Earnings in equity interests	(95,841)	(51,777)	(195,531)	(133,351)
Net income attributable to noncontrolling interests	2,365	1,533	3,340	2,475
Adjusted EBITDA	$261,703	$172,369	$492,816	$319,441

Reconciliation of net cash provided by (used in) operating activities to free cash flow:
Net cash provided by (used in) operating activities	$307,952	$409,930	$(2,652,987)	$775,698
Acquisition of property and equipment, net	(155,442)	169,650	(266,895)	93,551
Dividends received from equity investee	(141,670)	(156,968)	(141,670)	(156,968)
Excess tax benefits from stock-based awards	(35,620)	3,034	1,850	10,560
Free cash flow(1)(2)	$(24,780)	$425,646	$(3,059,702)	$722,841

Reconciliation of GAAP mobile revenue to gross mobile revenue:
GAAP mobile revenue (3)	$251,846	$377,707	$485,439	$637,899
Revenue share with third parties (3)	162,801	36,510	320,678	188,090
Gross mobile revenue	$414,647	$414,217	$806,117	$825,989

Reconciliation of GAAP search revenue to gross search revenue:
GAAP search revenue (3)	$528,215	$711,496	$1,070,307	$1,203,377
Revenue share with third parties (3)	398,710	53,844	822,809	382,360
Gross search revenue	$926,925	$765,340	$1,893,116	$1,585,737

(1)	During the six months ended June 30, 2015, the Company satisfied the $3.3 billion income tax liability related to the sale of Alibaba Group ADSs in September 2014.
(2)

During the three and six months ended June 30, 2016, the Company received net cash proceeds from the sale of land of $246 million and during the six months ended June 30, 2016, the Company received a cash tax refund of $190 million associated with the Company’s claim to carry back its 2015 losses and tax attributes to earlier taxable years.

(3)

Commencing in Q2’16, TAC payments related to the Microsoft Search Agreement, which previously would have been recorded as a reduction of revenue, began to be recorded as cost of revenue - TAC due to a required change in revenue presentation. See “Change in Revenue Presentation” in the accompanying press release.

Yahoo! Inc.
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)

		Three Months Ended
		June 30,
		2015	2016

GAAP loss from operations		$(44,794)	$(489,676)

(a)	Restructuring charges, net	19,688	19,384

(b)	Stock-based compensation expense	125,130	131,964

(c)	Advisory fees	8,000	15,293

(d)	Gain on sale of land	-	(120,059)

(e)	Goodwill impairment charge	-	394,901

(f)	Intangibles impairment charge	-	87,335

Non-GAAP income from operations		$108,024	$39,142

GAAP net loss attributable to Yahoo! Inc.		$(21,554)	$(439,913)

(a)	Restructuring charges, net	19,688	19,384

(b)	Stock-based compensation expense	125,130	131,964

(c)	Advisory fees	8,000	15,293

(d)	Gain on sale of land	-	(120,059)

(e)	Goodwill impairment charge	-	394,901

(f)	Intangibles impairment charge	-	87,335

(g)	(Gain) loss on Hortonworks warrants	(5,449)	2,287

(h)	To adjust the provision for income taxes to reflect an effective tax rate of 35% for both the three months ended June 30, 2015 and 2016	26,703	(4,229)

Non-GAAP net earnings		$152,518	$86,963

GAAP net loss attributable to Yahoo! Inc. common stockholders per share - diluted		$(0.02)	$(0.46)

Non-GAAP net earnings per share - diluted		$0.16	$0.09

Shares used in non-GAAP per share calculation - diluted		947,775	955,349

		Six Months Ended
		June 30,
		2015	2016

GAAP loss from operations		$(132,148)	$(656,890)

(a)	Restructuring charges, net	70,920	76,614

(b)	Stock-based compensation	240,826	240,371

(c)	Advisory fees	8,000	24,277

(d)	Gain on sale of land	-	(120,059)

(e)	Goodwill impairment charge	-	394,901

(f)	Intangibles impairment charge	-	87,335

Non-GAAP income from operations		$187,598	$46,549

GAAP net loss attributable to Yahoo! Inc.		$(356)	$(539,145)

(a)	Restructuring charges, net	70,920	76,614

(b)	Stock-based compensation	240,826	240,371

(c)	Advisory fees	8,000	24,277

(d)	Gain on sale of land	-	(120,059)

(e)	Goodwill impairment charge	-	394,901

(f)	Intangibles impairment charge	-	87,335

(g)	Loss on Hortonworks warrants	6,460	41,437

(h)	To adjust the provision for income taxes to reflect an effective tax rate of 35% for both the six months ended June 30, 2015 and 2016	(35,344)	(38,694)

Non-GAAP net earnings		$290,506	$167,037

GAAP net loss attributable to Yahoo! Inc. common stockholders per share - diluted		$(0.00)	$(0.57)

Non-GAAP net earnings per share - diluted		$0.31	$0.18

Shares used in non-GAAP per share calculation - diluted		947,877	953,345

CONTACTS:
Yahoo! Inc.
Media Relations Contact:
Rebecca Neufeld, 408-349-4040
media@yahoo-inc.com
Investor Relations Contact:
Joon Huh, 408-349-3382
investorrelations@yahoo-inc.com